UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2007

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-1215
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01. Other Events.

On October 4, 2007, Neuro-Hitech, Inc., a Delaware corporation (the “Company”), announced that it entered into an amendment of the Clinical Research Agreement between the Company and Georgetown University. This amendment expands the Phase II clinical trial to extend the open label phase of the clinical studies of Huperzine A for approximately six to eight months. The extension should provide the Company additional data with respect to the patients that are participating in the open-label phase of the clinical studies. As a result of the amendment, and to accommodate the open-label extension, the period of performance is extended until December 31, 2008. Additionally, the Company’s obligation under the contract is increased by $255,905.

On October 4, 2007, the Company announced the renewal of the exclusive License Agreements with PARTEQ Research and Development Innovations (“PARTEQ”). The Exclusive Patent License Agreement with PARTEQ (the “Alzheimer’s Agreement”) grants the Company an exclusive worldwide license to all innovations and developments, including the patent applications and additional filings, related to specified patents related to research on Alzheimer’s disease. The Exclusive Patent License Option Agreement with PARTEQ (the “Epilepsy Agreement”) grants the Company an option to acquire an exclusive worldwide license to all innovations and developments, including the patent applications and additional filings, related to specified patents related to research on Epilepsy.

The renewal of the Alzheimer’s Agreement and Epilepsy Agreement extends the right of the Company to license any innovations and developments thereunder for an additional year. Under the terms of the renewal, the Company will be obligated to make additional payments of $425,000, which payments are payable quarterly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: October 4, 2007	By:	/s/ David Barrett
David Barrett
Chief Financial Officer